Exclusive distribution agreement

between

Clyvia Technology Gmbh, Friedrich-List-Allee 10
41844 Wegberg-Wildenrath

- referred to as "Clyvia" below -

and

Energie optimal GmbH
Saarbrücker Strasse 109
66292 Riegelsberg

- referred to as "distributor" below -

Clyvia develops systems for the depolymerization of used oils and plastics into heating oil/diesel.

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§ 1 Exclusive distribution

1.       Clyvia assigns to the distributor the exclusive right of distribution for systems for fractional depolymerization, as well peripherals for them ("contract products" below). Clyvia can request, but it is not mandatory, that this distribution agreement also be extended to those products that Clyvia includes in production or distribution as derivative products or supplementary products for the contract products described above. The parties will attempt to integrate the new supplementary products into the scope of the contract products specified above.

If the derivative products or supplementary products from Clyvia are directly associated with the contract products, or if advancements are particularly suited to ensuring the continued state of the art, then in such a case Clyvia will be obligated to incorporate the derivative products or supplementary products into the distribution agreement.

2.      The distributor buys and sells in its own name and for its own account. It is not entitled to represent Clyvia in legal transactions. Clyvia will use no other distributors.

3.      We are aware that the distributor must assign the rights to an American corporation (planned: Terratec/working name) for the purpose of financing. Clyvia hereby declares its approval to the extent that the rights of Clyvia are in no way affected or diminished.

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§ 2 Contract territory

The exclusive right of distribution extends:

- world-wide

At present, there are still the following legally valid distribution agreements: see Attachments 1 and 2 and the appended license agreements with redacted names. When this exclusive distribution agreement is definitively legally valid, they will be assigned to the distributor, to the extent it is legally possible to do so. They are part of the agreement. The distributor will respect the exclusive rights stipulated in them. Clyvia is obligated to reach an agreement with the previous contractual partners to the effect that these agreements are transferred to the distributor. In addition, Clyvia will terminate the agreements at the next possible point in time.

§ 3 Distribution collaboration

1.       The distributor will use its best efforts to procure sales of the contract products in the contract territory by means of patent rights and license rights, specifically by promoting the contract products in the press and other media, and by exhibiting the contract products at trade shows.

2.       Clyvia will support the distributor to a reasonable extent by providing professional, substantiated promotional materials and information. The promotional materials will remain the property of Clyvia. To the extent that they were not used according to the terms of this agreement, they are to be returned without delay after the end of the contractual relationship.

The distributor may not make use of Clyvia's trade secrets and operational secrets, or disclose them to third parties. Analogously, Clyvia may not disclose the distributor's trade secrets and operational secrets, to the extent they were made accessible to Clyvia.

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After the agreement is signed on April 25, 2007, Clyvia will support the distributor to a reasonable extent by providing professional and substantiated information for the creation of promotional materials.

3.       Clyvia will train and instruct the partners and buyers involved with distribution in the countries in which delivery is taken, as well as at the location of manufacture, in order to ensure the proper production of the delivered contract products in the countries in which delivery is taken. The buyer will pay the costs of travel and meals outside of the factory. Apart from that, Clyvia will pay the costs of training and instruction.

§ 4 Goods acquisition, competition

1.       The distributor may obtain the patented contract products developed by Clyvia only from Clyvia.

§ 5 Price

The prices specified in the offer from Clyvia or in the order confirmation from Clyvia, plus the respectively applicable sales tax, are authoritative. Additional goods and services, in particular transportation and assembly of the systems on site, will be billed for separately along with the offers, assembly rates plus travel costs, expenses, etc. applicable in each case.

Attachment 3 contains a standard price list, in which the standard price for the various models CL500 DUO, CL500 Plastic, CL500 Oil and CL2000 are included. Attachment 4 shows an example of a maintenance agreement.

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§ 6 Delivery and service

(1) Delivery deadlines or dates, which can be stipulated as binding or non-binding, must be in written form.

Clyvia affirms that it will deliver the systems no later than 4 months after submission of the required local permits, if they were definitively ordered at least six months in advance.

(2) In the case of delivery and service delays as a result of acts of God and as a result of events that make the delivery materially more difficult for Clyvia in a manner that is not merely temporary, or that make the delivery impossible for Clyvia (included here in particular are strike, lock out, official orders, and so forth, even if they occur for Clyvia's suppliers or their upstream suppliers), Clyvia will not be required to comply even with deadlines and dates stipulated as binding. They entitle Clyvia to postpone the delivery or service for the duration of the interference plus a reasonable response time.

(3) If the interference lasts longer than three months, after a reasonable grace period the distributor is entitled to withdraw from the part of the agreement that has not yet been fulfilled. If the delivery time is extended, or if Clyvia is released from its obligation, the distributor can derive no claims for compensation for damages as a result. Clyvia can refer to the mentioned circumstances only if Clyvia informs the distributor without delay.

(4) If Clyvia caused the failure to meet binding stipulated deadlines and dates, or is in default, the distributor has a claim to default compensation in the amount of 1/2% for each complete week of default, but at most up to a total of 5% of the net invoice value of the deliveries and services affected by the default. Additional claims are precluded unless the default is based on at least gross negligence of and by Clyvia.

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(5) Clyvia is entitled to provide partial deliveries and partial services at any time unless the partial delivery or partial service is not of interest to the distributor. A written agreement is to be made in this respect.

(6) Adherence to the delivery and service obligations by Clyvia assumes the timely and proper fulfillment of the obligations of the distributor. Clyvia is responsible for ensuring the availability of all documents that are necessary for any export of the subject matter of the purchase directly from the factory of Clyvia, as well as all documents that are to be prepared for the authorization.

(7) If the distributor goes into default in acceptance, Clyvia is entitled to demand compensation for the damages it sustains; the risk of accidental deterioration and of accidental destruction transfers to the distributor when the default in acceptance occurs.

In the case of delays as a result of acts of God and as a result of events that make the delivery materially more difficult for the distributor in a manner that is not merely temporary, or that make the delivery impossible for the distributor (included here in particular are strike, lock out, official orders, and so forth, even if they occur for deliveries to the distributor's customers), the distributor will not be required to comply even with deadlines and dates stipulated as binding. They entitle the distributor to postpone the delivery or service for the duration of the interference plus a reasonable response time.

If the interference lasts longer than three months, after a reasonable grace period Clyvia is entitled to withdraw from the part of the agreement that has not yet been fulfilled. If the delivery time is extended, or if the distributor is released from its obligation, Clyvia may make claims for compensation for damages only if the distributor bears the responsibility for the delay. The distributor can refer to the mentioned circumstances only if the distributor informs Clyvia without delay in writing.

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§ 7 Transfer of risk

The risk transfers to the distributor when the device parts are delivered to the respective authorized parties in exchange for a bill of delivery or other documents to be stipulated. The authorized party may be stipulated separately, depending on the country in which delivery takes place. If the shipment is delayed at the request of the distributor, the risk transfers with the notice of readiness for shipment.

In principle, it is expected that, after ~~installation~~ delivery of the devices into the respective country of delivery, an inspection company will review the delivered device parts for consistency with the agreement, and will prepare a record of the delivered device parts, and will also check for the completeness of the delivered parts in particular. The inspection company will deliver two copies of the results of the inspection to Clyvia and to the distributor.

If it emerges that the delivered system parts are not consistent with the agreement, or are incomplete, this inspection company will provide a corresponding indication in its inspection report. The risk transfers to the distributor after the favorable inspection results are finalized by the inspection company, and after delivery to the party authorized to accept delivery in the country of delivery.

§ 8 Rights of the distributor with respect to defects

(1) The products will be delivered free of manufacturing and materials defects; the deadline for making claims for defects is one year after delivery and acceptance of the products. Additional legal warranty claims are precluded.

(2) If operating or maintenance instructions from Clyvia are not followed, if modifications are carried out on the products, if parts are replaced, or if consumables that do not correspond to the original specifications are used, then claims due to

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defects in the products are not applicable if the distributor does not refute an appropriately substantiated allegation that one of these circumstances initially caused the defect.

(3) The distributor must provide notice of defects in writing to Cylvia's customer service management without delay, but no later than within one week after receipt of the subject matter of the delivery. Clyvia is to be provided notice in writing of defects that cannot be detected within this period even upon careful examination without delay after discovery.

(4) In the case of a notice from the distributor that the products have a defect, Clyvia will require, at its election and at its expense, that:

a) the defective part or device be sent to Clyvia for repair and subsequent return;

b) the distributor hold the defective part or device, and a service technician from Clyvia will be dispatched to the distributor in order to carry out the repair.

If the notice of defects turns out to be unjustified, the distributor must reimburse all invoiced expenses incurred by Clyvia.

(5) If the defect rectification fails after a maximum of 6 weeks, the distributor can demand a reduction of the compensation or withdraw from the contract, at its election.

(6) Liability for normal wear and tear is precluded.

(7) Only the distributor is entitled to make claims against Clyvia due to defects, and such claims are not transferable.

§ 9 Replacement parts

Clyvia will deliver replacement parts for a machine at the respectively applicable prices for replacement parts for period of ten years after the delivery of the machine.

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§ 10 Retention of title

(1) Until payment is made for all accounts receivable (including all accounts receivable balances from the current account) to which Clyvia is entitled for any legal reason against the distributor now or in the future, the following collateral is granted to Clyvia, which will be released to it upon request at its election, to the extent that its value does not exceed the accounts receivable by more than 20% over the long term.

(2) The goods remain the property of Clyvia. Processing or transformation always take place for Clyvia as manufacturer, but without obligation for it. If Clyvia's (co)ownership is forfeited as a result of assembly, it is hereby agreed that the distributor's (co)ownership of the integrated item passes to Clyvia on a pro-rata value basis (invoice value). The distributor will protect Clyvia's (co)ownership interest without charge. Goods for which Clyvia is entitled to a (co)ownership interest are designated as goods subject to reservation of title below.

(3) The distributor is entitled to process and sell the goods subject to reservation of title in the ordinary course of business, as long as it is not in default or a bankruptcy motion has not been made regarding its assets. Hypothecations or assignments of collateral are not permissible. The accounts receivable that accrue with respect to the goods subject to reservation of title (including all accounts receivable balances from the current account) based on resale or another legal basis (insurance, unauthorized activity) are hereby assigned by the distributor to Clyvia in their fullest extent as collateral. Clyvia accepts the assignment. Clyvia revocably authorizes it to collect the accounts receivable assigned to Clyvia for its account in its own name. This collection authorization can be revoked only if the distributor does not fulfill its payment obligations properly.

(4) When third parties take the goods subject to retention of title, in the case of property attachments in particular, the distributor will provide notice of Clyvia's ownership interest, and inform Clyvia without delay, such that Clyvia can enforce its ownership rights. To the extent that the third party

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is not in the position to compensate Clyvia for the court costs and legal costs accrued in this context, the distributor is responsible for doing so.

(5) In the case of actions by the distributor that are contrary to the agreement - payment default in particular - Clyvia is entitled to withdraw from the contract and to reclaim the goods subject to retention of title.

(6) Each individual order represents a separate legal transaction.

§ 11 Payment

1.       To the extent that nothing is stipulated otherwise, the distributor is required to make payments as follows:

- 15 % of the total gross purchase price upon contract execution, in exchange for bank collateral

- an additional 30 % when notice is provided in writing by Clyvia that production has started

- 45 % upon notice of readiness for shipment

- and an additional 10 % upon acceptance.

Despite contrary provisions from the distributor, Clyvia is entitled to credit payments against the distributor's older debts first, and will inform the distributor in writing regarding the nature of the allocation made. If costs and interest have already accrued, Clyvia will be entitled to credit payments against the costs first, then against the interest and finally against the main balance.

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2.       A payment is not considered made until Clyvia can make use of the amount due. In the case of checks, the payment is not considered made until the check is irrevocably honored.

3.       If the distributor goes into default, Clyvia is entitled to demand interest from the relevant point in time in the amount of 8 percentage points greater than the European Central Bank prime rate.

4.       If circumstances become known to Clyvia, which bring the creditworthiness of the distributor into question, in particular if a check is not honored or its payments cease, or if other circumstances become known to Clyvia, which bring the creditworthiness of the distributor into question, then Clyvia is entitled to consider the entire remaining amount due and payable, even if Clyvia has accepted checks. In this case, Clyvia is also entitled to demand payments in advance or deposit payments, and to do so in the context of the ZPO [Code of Civil Procedure] applicable at the time.

5.       Even if notices of defects or counterclaims are made, the distributor is entitled to offset, retention or reduction only if the counterclaims have been established as legally binding or are not disputed. However, the distributor is also entitled to a right of retention due to counterclaims from the same contractual relationship.

§ 12 Design modifications

Clyvia reserves the right to make design modifications at any time; however, Clyvia is not obligated to make modifications of this type on products already delivered.

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§ 13 Location of the system

1.       The distributor is responsible for ensuring that the contract products may be operated in the contract territory, and that no legal or other provisions militate against the operation of the systems. In addition, the distributor is responsible for ensuring that the contract products can be introduced in the contract territory. The distributor or its customer will adhere to the appropriate introduction provisions and procure the necessary authorizations for the introduction.

2.       The distributor or its customer will enter into a maintenance agreement with Clyvia upon the delivery of the contract product.

3.       By itself or through a third party, Clyvia will install the respective contract product on site. The distributor is required to ensure that Clyvia (or third parties commissioned by Clyvia) are granted free access to the installation location. The respective contract product is considered accepted if a test run was carried out successfully with the filler materials delivered prior to contract execution with the degree of efficiency specified by Clyvia in the offer, and if no material defects are present.

§ 14 Liability

(1) Claims for compensation for damages against Clyvia are precluded, independent of the type of the breach of duty, including illegal acts, to the extent that there are no intentional or grossly negligent acts.

(2) In the case of a breach of material contractual obligations, Clyvia is liable for all negligence, but only up to the amount of the foreseeable loss. Claims for lost profits, claims for spared expenditures, claims based on third-party claims for compensation for damages, as well as claims for other indirect and consequential damages, cannot be made unless Clyvia guaranteed

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quality characteristics aimed directly at protecting the distributor from such damages.

(3) The limitations and exclusions of liability in paragraphs 1 and 2 do not apply for claims that originated due to fraudulent behavior by Clyvia, as well as for liability for guaranteed quality characteristics, for claims based on the Products Liability Act, as well as losses from injury to life, limb or health.

(4) To the extent that Clyvia's liability is precluded or limited, it also applies to staff members, employees, representatives and agents of the seller.

(5) To the extent that delivery is made to open construction sites, Clyvia will assume liability by means of a shipping insurance policy.

§ 15 Confidentiality

If nothing is expressly stipulated otherwise in writing, the information submitted to the distributor in connection with orders is not considered confidential.

§ 16 Term of the contract

1.       The agreement in entered into without limitation. It is valid when the down payment according to § 11 item 1 first bullet point has been received for 100 devices in full and without reservation into Clyvia's account. If this condition is not fulfilled without 4 months after the agreement is signed, the agreement will be considered definitively void and unfulfilled. [initials]

2.       The right to terminate this agreement for good cause remains unaffected. In addition, considered good cause for termination by Clyvia are

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a) a material change in the circumstances of ownership/management of the distributor, if a negative impact on Clyvia's interests is to be feared; this does not apply in the case of succession or first-degree family relations. In each case, the distributor is required to inform Clyvia about changes without delay;

b) a material breach of obligations from individual transactions that were entered into in the context of this distribution agreement;

c) if the distributor buys fewer than 100 systems from Clyvia in a contract year. The contract year commences on the date that the contractual partners affix their signatures to the bottom of the agreement.

3.       Termination notice must be in written form. It will be delivered by registered mail with a return receipt requested, so it is considered as received even if a delivery attempt takes place without success, and if a delivery notice was left behind for the distributor.

§ 17 Applicable law

(1) Only the law of the Federal Republic of Germany is applied to these contractual provisions and all of the legal transactions between Clyvia and the distributor. The provisions of the UN Convention on Contracts for the International Sale of Goods are not applicable, to the extent that the convention is to be precluded.

(2) If a provision in this agreement or a provision in the context of other agreements is or becomes invalid, the validity of all other provisions or agreements will not thereby be affected.

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§ 18 Venue

Clyvia's domicile is the exclusive venue. However, Clyvia is also entitled to file suit against the distributor in its domicile.

Clyvia Technology GmbH
Clyvia Technology GmbH
Friedrich-List-Allee 10
41844 Wegberg - Wildenrath
Tel.: 02432 / 893626
Fax: 02432 / 893625
Email: info@clyvia-tec.com
April 25, 2007                        [Signature]
Date, signature

Energie Optimal GmbH

April 25, 2007                          [Signature]
Date, signature

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Status as of April 24, 2007